Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”), dated May 29, 2014 (the “Effective Date”), is entered into by and between Gray Fox Petroleum Corp., a Nevada corporation (the “Company”) and Randall Newton (“Consultant”).

RECITALS

A. Consultant is in the business of providing certain financial services.

B. The Company wishes to retain the Consultant to provide, and Consultant wishes to provide, such services to the Company on the terms set forth in this Agreement.

Agreement

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Services. The Company engages Consultant as an independent contractor to provide those services described on Exhibit A (collectively, the “Services”). Consultant will render the Services to the Company upon the terms and conditions set forth in this Agreement. Consultant will serve as principal financial officer of the Company and will provide the Company with the Services. In performing the Services, Consultant will: (a) act in the Company’s best interest at all times; (b) conduct himself at the highest professional standards of ethics and integrity; (c) use his good faith efforts and skills to preserve the business of the Company and the goodwill of employees and persons having business relations with the Company; (d) devote as much time, energy and effort as is necessary to perform the Services in accordance with the highest professional standards; (e) comply with all written Company codes of conduct and all written Company policies and procedures that may be implicated by his provision of the Services; and (f) conduct the Services in compliance with all applicable state and federal laws.

2. Compensation for Services.

(a) During the Consulting Term, the Company will pay to Consultant a monthly fee in the amount $5,000 per month for performing the Services. The consulting fee will be paid monthly in arrears no later than the fifth day of the month immediately following the calendar month during which the Services were performed.

(b) In addition to the consulting fee, the Company will issue to Consultant up to 1,050,000 shares of its common stock, $0.001 par value per share, on the following schedule: (i) 350,000 shares of common stock on the one year anniversary of the Effective Date, (ii) 350,000 shares of common stock on the two year anniversary of the Effective Date, and (iii) 350,000 shares of common stock on the three year anniversary of the Effective Date (collectively, the “Shares”). In the event this Agreement is terminated prior to an issuance date, Consultant will be entitled to receive a prorated portion of the unissued Shares attributable to that particular period, and will forfeit his right to any remaining Shares. By way of example, if this Agreement is terminated 6 months after the Effective Date, Consultant will be entitled to receive 175,000 of the 350,000 Shares attributable to the first year of the Term, and will forfeit his right to the remaining 750,000 Shares attributable to the second and third years of the Term.

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(c) Consultant is an independent contractor and, as such, Consultant will not be entitled to participate in any employment-related benefits that may be provided by the Company, including but not limited to, workers’ compensation insurance, unemployment compensation insurance, vacation or sick pay, pension or profit sharing benefits, or any type of health, life or disability insurance.

(d) The Company will reimburse Consultant for all customary and reasonable expenses actually incurred by him in the performance of the Services, but only to the extent that such business expenses have been pre-approved by the Company. Such reimbursement will be paid promptly after Consultant has complied with all written policies of the Company regarding reimbursement of expenses.

(e) Consultant agrees that all taxes payable as a result of compensation payable to Consultant under this Agreement will be Consultant’s sole liability. Consultant will defend, indemnify and hold harmless the Company and the Company’s officers, directors, employees and agents from and against any claims, liabilities or expenses relating to such taxes or compensation.

3. Relationship of the Parties. Consultant’s relationship with the Company is that of an independent contractor and nothing in this Agreement will be construed to create a partnership, joint venture, or employer-employee relationship. As an independent contractor, Consultant may determine the method, manner and means of performing the Services to be carried out for the Company. The Company will not treat Consultant as its employee for federal tax purposes or any other purposes and Consultant will not hold himself out as an employee of the Company. Consultant is not the agent of Client and is not authorized to make any make any statements, assurances or commitments on the Company’s behalf unless specifically requested or authorized to do so by the Company in writing.

4. Term and Termination.

(a) Unless extended or terminated earlier pursuant to this Section, the initial period of Consultant’s engagement under this Agreement will expire on the one year anniversary of the Effective Date. Upon expiration of the initial term, this Agreement will automatically renew for consecutive one year terms unless either party provides written notice to the other party of its intention not to renew this Agreement at least 30 days prior to the end of the then expiring term (the initial term and any renewal terms, collectively, the “Term”).

(b) This Agreement may be terminated at any time by either party by providing the other party with at least 30 days’ written notice of such party’s intention to terminate this Agreement. During any notice period, Consultant agrees to use his reasonable best efforts to continue his work for the Company and the Company agrees to continue compensating Consultant until the termination date with the same compensation as before the notice was given.

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(c) Upon expiration or termination of this Agreement, neither party will have any further obligations under this Agreement, except for obligations incurred prior to the date of expiration or termination, and obligations, promises, or covenants contained in this Agreement which expressly extend beyond the term of this Agreement, including without limitation, the obligations under Section 7 and Section 8.

5. Representations and Warranties of Consultant. Consultant represents and warrants to the Company as of the Effective Date as follows: (a) Consultant can fulfill his obligations under this Agreement and is under no contractual, judicial or other restraint that impairs his right or legal ability to enter into this Agreement and to carry out his duties and responsibilities for the Company; (b) Consultant is acquiring the Shares for investment for his own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof; (c) Consultant has no present intention of selling, granting any participation interest in, or otherwise distributing the Shares; (d) Consultant has had the opportunity to ask questions and receive answers from the Company regarding its business and operations and has received all information he considers necessary or appropriate for deciding whether to acquire the Shares; (e) Consultant is sophisticated and well-informed and has such knowledge and experience in financial and business matters as are necessary to enable him to evaluate the merits and risks of an investment in the Company; (f) Consultant has no need for liquidity in his investment in the Company and he is able to bear the risk of such investment for an indefinite period and Consultant’s present financial condition is such that he is under no present or contemplated future need to dispose of any portion of the Shares; and (g) Consultant understands that (i) the Shares have not been registered under the Securities Act of 1933, as amended, (ii) the Shares are “restricted securities” under applicable U.S. securities laws, and (iii) pursuant to these laws, Consultant must hold the Shares indefinitely unless they are registered with the Securities Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

6. Representations and Warranties of the Company. The Company represents and warrants to Consultant as of the Effective Date that the Company is authorized to enter into this Agreement and can fulfill all of its obligations under this Agreement.

7. Indemnification.

(a) The Company will indemnify and hold Consultant harmless from and against any and all claims, actions, liabilities, losses, costs, damages, taxes and expenses of any nature whatsoever (“Losses”) arising from: (i) the breach of any covenant, obligation, representation or warranty of the Company under this Agreement; (ii) Consultant’s serving in the capacity of the Company’s Chief Financial Officer and any action taken or omitted to have been taken by him as Chief Financial Officer; provided, however, that the Company will not indemnify Consultant from, or reimburse Consultant for, any Losses arising out of Consultant’s own negligence or willful misconduct. To the fullest extent permitted by law, the Company will pay all expenses, including attorneys’ fees, actually and necessarily incurred by Consultant in connection with the defense of any complaint, action, suit, or proceeding relating to the matters for which the Company has provided indemnification under this subsection.

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(b) Consultant will indemnify and hold the Company and its officers, directors, agents, shareholders, representatives and affiliates harmless from and against any and all Losses arising from: (a) the breach of any covenant, obligation, representation or warranty of Consultant under this Agreement; (b) Consultant’s own negligence or willful misconduct in connection with Consultant’s serving as Chief Financial Officer or performance of the Services; and/or (c) the Company’s treatment of Consultant as an independent contractor rather than treating Consultant as an employee for tax purposes. To the fullest extent permitted by law, Consultant will pay all expenses, including attorneys’ fees, actually and necessarily incurred by the Company in connection with the defense of any complaint, action, suit, or proceeding relating to the matters for which Consultant has provided indemnification under this Section.

8. Confidential Information. The Company will provide Consultant with certain Confidential Information (as defined below) in order to allow Consultant to perform the Services. Consultant acknowledges that the Confidential Information is the property of the Company. Therefore, Consultant agrees that he will not disclose or permit to be disclosed, without the prior written consent of the Board of Directors or Chief Executive Officer of the Company, any Confidential Information other than as necessary to perform the Services. Consultant agrees that during the Term and following the termination of his engagement with the Company for any reason, he will not directly or indirectly use any Confidential Information for any reason other than the advancement of the Company’s business interests. The term “Confidential Information” means, collectively, all information and data regarding the Company and its officers, directors, managers, shareholders, partners, employees, affiliates, joint venturers, agents, representatives, independent contractors, subcontractors, clients, customers, vendors, suppliers, developers, lenders, investors, budgets, research, analysis, studies, real and personal properties, intellectual properties, licenses, license agreements, projects, expenses, fees, charges, pricing, assets, services, computer hardware and software, data files, spreadsheets, operations, financial statements, marketing plans, methods, processes, business plans, and financial performance, at any time obtained by Consultant in connection with Consultant’s engagement by the Company. Notwithstanding the foregoing, the term Confidential Information will not include any information that (a) is or becomes generally available to the public (other than as a result of violation of this Agreement by Consultant), or (b) Consultant receives on a nonconfidential basis from a source other than the Company that is not known by Consultant to be bound by an obligation of secrecy or confidentiality. If Consultant is requested in any legal proceeding to disclose any Confidential Information, Consultant agrees to give the Company prompt notice of such request so that the Company may seek an appropriate protective order. If Consultant is nonetheless compelled to disclose any Confidential Information by a court, subpoena, legal proceeding or governmental body having the authority to order such disclosure, Consultant may disclose the Confidential Information without liability under this Agreement; provided, however, that Consultant gives the Company written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is practicable and, upon the Company’s request, Consultant uses his good faith efforts to obtain assurances that confidential treatment will be accorded to the Confidential Information.

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9. Return of Property to the Company. Upon the termination of his engagement with the Company for any reason, Consultant agrees to promptly return to the Company all Company-owned property in his possession or control, including, without limitation, all Confidential Information. After the termination of his engagement with the Company, Consultant agrees that he will not retain copies of any Confidential Information or any other documents or property belonging to the Company.

10. Choice of Law; Jurisdiction and Venue. The parties agree that this Agreement will be construed under the substantive laws of the State of Texas, without regard to its conflicts of law principles. Any dispute arising out of this Agreement or any matter relating hereto will be brought in any federal or state court sitting or having jurisdiction in Dallas County, Texas. Each party accepts for itself the exclusive jurisdiction and venue of the aforesaid courts as trial courts, and irrevocably agrees to be bound by any final non-appealable judgment rendered in connection with this Agreement. The provisions of this Section will survive expiration or termination of this Agreement.

11. Waiver of Jury Trial. Each party irrevocably waives any and all rights it may have to demand that any action, proceeding or counterclaim arising out of or in any way related to this Agreement or the relationships of the parties be tried by jury. This waiver extends to any and all rights to demand a trial by jury arising from any source including without limitation, the Constitution of the United States or any state therein, common law or any applicable statute or regulations. Each party acknowledges that it is knowingly and voluntarily waiving its right to demand trial by jury.

12. Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision will not affect the validity or enforceability of any other provision of this Agreement, and all other provisions will remain in full force and effect.

13. Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14. No Assignment. Consultant may not assign or subcontract this Agreement or any right, obligation or interest under this Agreement without the Company’s prior written consent. This Agreement may not be assigned by the Company except with Consultant’s prior written consent. Any attempted assignment without the requisite consent will be void and of no effect.

15. Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other will be deemed to have been duly given if given in writing and personally delivered or sent by mail (registered or certified) or by a nationally recognized overnight delivery service, the business day on which the notice is actually received by the party, or if given by certified mail, return receipt requested, postage prepaid, five business days after posted with the United States Postal Service, addressed as follows:

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(a) if to the Company, to:

Gray Fox Petroleum Corp.

3333 Lee Parkway, Suite 600

Dallas, Texas 75219

Lpemble@grayfoxpetro.com

Attention: Lawrence Pemble, Chief Executive Officer

or to such other address as the Company may have advised Consultant in writing; and

(b) if to Consultant, to:

Randall Newton

440 Louisiana, Suite 1400

Houston, Texas 77002

rnewton@newton-collaboration.com

or to such other address as Consultant may have advised the Company in writing.

16. Entire Agreement. This Agreement represents the entire agreement relating to the relationship between the Company and Consultant. No prior or subsequent promises, representations, or understandings relative to any terms or conditions of Consultant’s engagement are to be considered binding or part of this Agreement unless expressly agreed to in a writing signed by the parties.

17. Amendment. This Agreement may be amended only in a writing signed by the Company and Consultant.

18. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original for all purposes and all of which will be deemed collectively to be one agreement. Signatures given by facsimile or portable document format (or similar format) will be binding and effective to the same extent as original signatures.

(Signature Page Follows.)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

COMPANY:

Gray Fox Petroleum Corp., a Nevada corporation

By: /s/ Lawrence Pemble

Name: Lawrence Pemble

Title: Chief Executive Officer

CONSULTANT:

/s/ Randall Newton

Randall Newton

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EXHIBIT A

Description of Services

Consultant will provide senior financial and accounting management typical of that expected of a Chief Financial Officer of a publicly-held corporation including, but not limited to, the following:

•	Review quarterly the operations and business, working closely with the Company’s independent auditors.
•	Prepare, coordinate and file SEC filings, including 10-Ks, 10-Qs, 8-Ks, proxy statements and other documents, as needed.
•	Respond to SEC comment letters and other correspondence.
•	Conduct management’s assessment of disclosure and internal controls, as required under Sarbanes-Oxley Rules 302 and 404, and conduct other oversight of the financial and operational controls, as needed.
•	Participate in quarterly earnings calls and investor presentations.
•	Provide enhancements, as needed, in financial policies.
•	Mentor and oversee the finance and accounting staff.
•	Oversee the automation of manual processes.
•	Provide financial forecasting, budgeting and long-range financial planning.
•	Prepare and participate in management and board reports and presentations.
•	Close the books on a monthly and quarterly basis and prepare financial statements.
•	Prepare and file tax returns and filings.
•	Attend shareholder, board and investor meetings.
•	Provide other services as requested or deemed appropriate by the Board or Chief Executive Officer.

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